Exhibit 99.1
Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com

FLOW INTERNATIONAL PROVIDES PRELIMINARY FOURTH QUARTER RESULTS

Announces Cost Reduction Initiatives

Retains UBS and Commences Process to Evaluate Strategic Alternatives

Kent, WA - June ---7, 2013 - Flow International Corporation (NASDAQ: FLOW), the world's leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today provided a financial update and announced certain steps it is undertaking to reduce operating expenses and to enhance shareholder value.

For the 2013 fiscal fourth quarter ended April 30, 2013, the Company expects revenues to be approximately $58 million and operating profit to approximate breakeven. This compares to 2012 fiscal fourth quarter revenues of $63.4 million and operating income of $2.4 million.

“Prior to this quarter, we achieved record sales in three of the last four quarters and sequential growth in nine of the past ten quarters. In our recently completed fiscal fourth quarter, however, there was renewed uncertainty in the marketplace and orders were relatively uneven,” said Charley Brown, President and CEO of Flow. “While we continue to experience robust demand in certain markets, we believe that macro-economic uncertainty is making some customers more cautious. That caution was evident in our fiscal fourth quarter and it continues today, leading us to expect similar revenues in our 2014 fiscal first quarter.”

Mr. Brown added, “We have already taken action to reduce our operating costs by approximately 10 percent, or $9 million on an annualized basis. In addition, we are in the process of increasing gross profit margins by 10 points on a recently launched line of new products, which should result in an additional annualized cost reduction of approximately $4 million. We expect to fully realize the benefits of our $13 million of annualized cost reduction initiatives by the end of fiscal 2014.”

As a result of the cost reduction and other initiatives, the Company expects to record restructuring charges and other non-recurring costs of approximately $1.0 million in the 2014 fiscal first quarter. Excluding these charges, with revenue levels similar to the fourth quarter of fiscal year 2013, Flow expects to deliver operating income of approximately $2.0 million in the 2014 fiscal first quarter.

The Company also announced that it has amended its existing three-year $25.0 million Senior Credit Facility Agreement that was set to mature on March 2, 2014, and entered into a new $40.0 million four-year Credit Facility Agreement that will mature on May 31, 2017. Covenants and other terms of the new agreement are similar to the prior agreement.

In addition, the Company announced today that its Board of Directors has initiated a process to evaluate strategic alternatives to enhance shareholder value, including, among other things, the potential sale of the Company or other transaction. The Board of Directors has retained UBS Investment Bank as financial advisor to assist it in evaluating these alternatives.

The Company noted that there can be no assurance that the exploration of strategic alternatives will result in any transaction. The Company has not set a timetable for completion of the review process, and it does not intend to comment further regarding the review process unless and until a final decision is made or further disclosure is required by law.

“The Board of Directors and the management team are committed to further enhancing value for all Flow shareholders,” continued Mr. Brown.  “Over the past few years, we have invested in new products, channels to market and internal systems and have taken other steps to grow our business and increase margins. With these important building blocks in place, we believe now is an excellent time to explore strategic alternatives to maximize value for our shareholders.”

The Company expects to report its full financial results for the fiscal fourth quarter of 2013 no later than July 15, 2013.

About Flow International
Flow International Corporation is a global technology-based manufacturing company committed to providing a world class customer experience. The Company offers technological leadership and exceptional waterjet performance to a wide-ranging customer base, benefiting many cutting and surface preparation applications, delivering profitable waterjet solutions and dynamic business growth opportunities to our customers. For more information, visit www.flowwaterjet.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the Company's filings with the U.S. Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding expected revenue and operating profit for the fourth quarter of fiscal 2013 and the first quarter of fiscal 2014, expected cost savings and restructuring charges, and the process of evaluating strategic alternatives.. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement. Readers are further cautioned that the expected revenue and profit numbers are preliminary only; the Company takes no obligation to update these until the filing of its Annual Report on Form 10-K.